UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant §240.14a-12

DIGITAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required
Fee paid previously with preliminary materials
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

5707 Southwest Parkway, Building 1

Suite 275

Austin, Texas 78735

SUPPLEMENT TO
2023 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
DATED APRIL 28, 2023
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2023

May 31, 2023

This Supplement provides updated information with respect to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Digital Realty Trust, Inc. (the “Company”) to be held on June 8, 2023.

On April 28, 2023, the Company commenced distribution of the Notice of 2023 Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and Notice of Internet Availability of the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

Withdrawal of Stockholder Proposal

The proponents of Proposal 5: Stockholder Proposal Regarding Reporting on Concealment Clauses (“Proposal 5”) have withdrawn the proposal. Therefore, Proposal 5 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 5 be tabulated or reported.

Voting Matters

Notwithstanding the withdrawal of Proposal 5, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new voting instructions or proxy cards.

None of the other agenda proposals presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Proposal 5.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.